Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-240269) of Otis Worldwide Corporation of our report dated February 5, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2020 Annual Report to Shareholders, which is incorporated by reference in Otis Worldwide Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the incorporation by reference of our report dated February 5, 2021 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
October 26, 2021